Exhibit (a)(5)(EE)

Qualcomm Extends Cash Tender Offer for All Outstanding Shares of NXP

SAN DIEGO — March 9, 2018 — Qualcomm Incorporated (NASDAQ: QCOM) today announced that Qualcomm River Holdings B.V., an indirect wholly owned subsidiary of Qualcomm, has extended the offering period of its previously announced cash tender offer to purchase all of the outstanding common shares of NXP Semiconductors N.V. (NASDAQ: NXPI). The tender offer is being made pursuant to the Purchase Agreement, dated as of October 27, 2016, by and between Qualcomm River Holdings B.V. and NXP, as amended (the “Purchase Agreement”). The tender offer is now scheduled to expire at 5:00 p.m., New York City time, on March 16, 2018, unless extended or earlier terminated, in either case pursuant to the terms of the Purchase Agreement.

American Stock Transfer & Trust Company, LLC, the depositary for the tender offer, has advised Qualcomm River Holdings B.V. that as of 5:00 p.m., New York City time, on March 8, 2018, the last business day prior to the announcement of the extension of the offer, 65,276,925 NXP common shares (excluding 21,239 shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee), representing approximately 19.0% of the outstanding NXP common shares, have been validly tendered pursuant to the tender offer and not properly withdrawn. Shareholders who have already tendered their common shares of NXP do not have to re-tender their shares or take any other action as a result of the extension of the expiration date of the tender offer.

Completion of the tender offer remains subject to additional conditions described in the tender offer statement on Schedule TO filed by Qualcomm River Holdings B.V. with the U.S. Securities and Exchange Commission on November 18, 2016, as amended (the “Schedule TO”). The tender offer will continue to be extended until all conditions are satisfied or waived, or until the tender offer is terminated, in either case pursuant to the terms of the Purchase Agreement by and between Qualcomm River Holdings B.V. and NXP and as described in the Schedule TO.

Innisfree M&A Incorporated is acting as information agent for Qualcomm River Holdings B.V. in the tender offer. Requests for documents and questions regarding the tender offer may be directed to Innisfree M&A Incorporated by telephone, toll-free at (888) 750-5834 for shareholders, or collect at (212) 750-5833 for banks and brokers.

About Qualcomm

Qualcomm invents breakthrough technologies that transform how the world connects and communicates. When we connected the phone to the Internet, the mobile revolution was born. Today, our inventions are the foundation for life-changing products, experiences, and industries. As we lead the world to 5G, we envision this next big change in cellular technology spurring a new era of intelligent, connected devices and enabling new opportunities in connected cars, remote delivery of health care services, and the IoT — including smart cities, smart homes, and wearables. Qualcomm Incorporated includes our licensing business, QTL, and the vast majority of our patent portfolio. Qualcomm Technologies, Inc., a subsidiary of Qualcomm Incorporated, operates, along with its subsidiaries, all of our engineering, research and development functions, and all of our products and services businesses, including, the QCT semiconductor business. For more information, visit Qualcomm’s website, OnQ blog, Twitter and Facebook pages.

Additional Information and Where to Find It

This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any common shares of NXP Semiconductors N.V. (“NXP”) or any other securities. Qualcomm River Holdings B.V. (“Buyer”), an indirect, wholly owned subsidiary of Qualcomm Incorporated (“Qualcomm”), has filed a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal, and related documents with the United States Securities and Exchange Commission (the “SEC”) and NXP has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC with respect to the tender offer. The offer to purchase common shares of NXP is only being made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO, in each case as amended from time to time. THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 CONTAIN IMPORTANT INFORMATION. SHAREHOLDERS OF NXP ARE URGED TO READ THESE DOCUMENTS, AS FILED AND AS MAY BE AMENDED FROM TIME TO TIME, CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT SUCH HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. Investors and security holders may obtain a free copy of these statements and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov. In addition, free copies of these documents may be obtained by contacting Innisfree M&A Incorporated, the information agent for the tender offer, toll free at (888) 750-5834 (for shareholders) or collect at (212) 750-5833 (for banks and brokers).

Cautionary Note Regarding Forward-Looking Statements

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “may”, “plan”, “project”, “predict”, “should” and “‘will” and similar expressions as they relate to Qualcomm, Buyer or NXP are intended to identify such forward-looking statements. These forward-looking statements involve risks and uncertainties concerning the parties’ ability to complete the tender offer and close the proposed transaction, the expected closing date of the transaction, the financing of the transaction, the anticipated benefits and synergies of the transaction, anticipated future combined businesses, operations, products and services, and liquidity, debt repayment and capital return expectations. Actual events or results may differ materially from those described in this document due to a number of important factors. These factors include, among others, the outcome of regulatory reviews of the proposed transaction; the ability of the parties to complete the transaction; the ability of Qualcomm to successfully integrate NXP’s businesses, operations (including manufacturing and supply operations), sales and distribution channels, business and financial systems and infrastructures, research and development, technologies, products, services and employees; the ability of the parties to retain their customers and suppliers; the ability of the parties to minimize the diversion of their managements’ attention from ongoing business matters; Qualcomm’s ability to manage the increased scale, complexity and globalization of its business, operations and employee base post-closing; and other risks detailed in Qualcomm’s and NXP’s filings with the SEC, including those discussed in Qualcomm’s most recent Annual Report on Form 10-K and in any subsequent periodic reports on Form 10-Q and Form 8-K and NXP’s most recent Annual Report on Form 20-F and in any subsequent reports on Form 6-K, each of which is on file with the SEC and available at the SEC’s website at www.sec.gov. SEC filings for Qualcomm are also available in the Investor Relations section of Qualcomm’s website at www.qualcomm.com, and SEC filings for NXP are available in the Investor Relations section of NXP’s website at www.nxp.com. Qualcomm is not obligated to update these forward-looking statements to reflect events or circumstances after the date of this document. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.

Contacts

Investors:

John Sinnott, Investor Relations

1-858-658-4813

ir@qualcomm.com

Media:

Pete Lancia, Corporate Communications

1-858-845-5959

corpcomm@qualcomm.com

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